Exhibit 10.6

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into this day of September 3, 2021 (“Effective Date”) by and between The Lower Ranch LLC, a Colorado limited liability company (“Landlord”) and Eurasia Energy Ltd., a corporation formed under the laws of the British West Indies (“Tenant”).

1. PREMISES AND TERM.

a. In consideration of the terms, provisions and covenants hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby leases from Landlord, those certain premises on two portions consisting of approximately 13 acres located on the real property legally described on Exhibit A (the “Property” or “Premises”, and the improvements located thereon, including the buildings consisting of approximately 27,000 square feet (the “Buildings”).

b. The “Term” of this Lease shall commence on December 1, 2021 (the “Commencement Date”) and end on the date which is ten (10) years after the Commencement Date (the “Expiration Date”). If Tenant should remain in possession of the Premises after the Expiration Date, without the execution of a new lease, Tenant shall be deemed to be occupying the Premises as a tenant from month-to-month, subject to all the covenants and obligations of this Lease. Such month-to month tenancy may be terminated by either party upon thirty (30) days’ notice to the other.

c. Tenant accepts the Premises in “AS-IS” condition and waives all claims related to the condition of the Premises. Tenant further acknowledges that neither Landlord nor any agent of Landlord has made (i) any representation or warranty with respect to the Premises or the suitability of the Premises for the conduct of Tenant’s business, including but not limited to, representations respecting the condition of the Premises or the existence or non-existence of Hazardous Materials (defined in Section 13 hereof) in, on, or about the Premises, or (ii) any representation or agreement to alter, remodel, improve, or in any way prepare the Premises for Tenant.

d. Tenant and its employees, customers and licensees shall have the non-exclusive right to use the parking areas, if any, as may be designated by Landlord in writing, subject to such reasonable rules and regulations as Landlord may from time to time prescribe and subject to rights of ingress and egress of other tenants.

2. BASE RENT, ADDITIONAL RENT AND SECURITY DEPOSIT.

a. Tenant agrees to pay to Landlord monthly installments of base rent in the amount of $175,000.00 per month (the “Base Rent”) for the Premises, each month in advance. The first monthly installment of Rent shall be due and payable on the date hereof and on the first day of each calendar month thereafter during the Term. Payment of Base Rent for any fractional calendar month at the commencement or end of the Term shall be prorated on the basis of a 30-day month. In addition to Base Rent, Tenant shall pay any and all other sums as are required by the terms of this Lease to be paid by Tenant, which sums shall be in addition to, and not a part of, or in lieu of, all or any portion of Minimum Rent (such sums being sometimes referred to herein as “Additional Rent”). Base Rent and any Additional Rent shall be referred to herein as “Rent.” Rent shall be paid to Landlord without notice, demand, deduction or setoff, for the entire Term, at Landlord’s notice address as set forth herein.

b. In addition, Tenant shall deposit with Landlord on the date hereof a security deposit in the amount of $175,000.00 (the “Security Deposit”), which shall be held by Landlord during the Term, including any holdover tenancy or tenancy at will thereafter, without obligation for interest. The Security Deposit shall be held as security for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood and agreed that the Security Deposit is not an advance rental deposit, not the last month’s rent nor a measure of Landlord’s damages in the event of Tenant’s default. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy or a limitation on any of Landlord’s damages provided herein or provided by law, use the Security Deposit to the extent necessary to make good any arrears of Rent or other payments due Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default; or to perform any obligation required of Tenant under this Lease; and Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of the Security Deposit shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant’s obligations under this Lease have been fulfilled. Landlord may deposit the Security Deposit in any accounts it determines, in its sole discretion, is appropriate. All or any part of the Security Deposit may be assigned by Landlord to any successor of Landlord under this Lease, and upon such assignment Landlord shall have no liability to Tenant for the Security Deposit.

3. USE.

a. The Premises shall be used only for the growing, cultivating, storing, weighing, packaging, selling or processing for sale of hemp and hemp related products as described in and in accordance with 7 CFR 990, as may be amended from time to time, and for such other lawful purposes as may be directly related thereto (the “Permitted Use”). Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for its use of the Premises.

b. Provided Tenant, at Tenant’s sole cost and expense, obtains all required and lawful licenses and permits under the all federal, state, county or municipal laws, ordinances, statutes, rules, regulations, codes, permits, licenses, certificates of occupancy, covenants, conditions, restrictions, easements and all other matters of record affecting the Premises and applicable to the use of the Premises (collectively, “Laws”) (subject to the Federal Law Exceptions, defined below) (the “Required Licenses”), Tenant shall use the Premises solely for the Permitted Use set forth in Section 3.a and for no other purpose without obtaining the prior written consent of Landlord, which shall not be unreasonably withheld for uses consistent with Landlord’s then existing use criteria for the Buildings. Tenant shall not permit any disorderly conduct or nuisance having a tendency to annoy or disturb any persons occupying adjacent premises. Copies of the Required Licenses shall be provided to Landlord prior to Tenant conducting any business at the Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or with respect to the suitability of the Premises or the Buildings for the conduct of Tenant’s business, nor has Landlord agreed to undertake any modification, alteration or improvement to the Premises or the Buildings, except as provided in writing in this Lease. Tenant acknowledges that Landlord may from time to time, at its sole discretion, make such modifications, alterations, repairs, deletions or improvements to the Buildings or Property as Landlord may deem necessary or desirable, without compensation or notice to Tenant, provided that such alterations, repairs, deletions or improvements shall not materially adversely affect Tenant’s use of the Premises during normal daytime business hours and in no event shall Landlord be liable for any consequential damages. Tenant shall promptly comply with all Laws affecting the Premises and the Buildings. Notwithstanding anything contained in this Lease to the contrary, it shall not be an event of default if Tenant violates a federal law, rule, order, ordinance, regulation or requirement (collectively, “Federal Law”) which Federal Law prohibits the Permitted Use, provided that Tenant is in compliance with all other Laws (collectively, the “Federal Law Exceptions”). Tenant acknowledges that Tenant is solely responsible for ensuring that the Premises comply with any and all Laws applicable to Tenant’s use of and conduct of business on the Premises, and that Tenant is solely responsible for any alterations or improvements that may be required by such Laws, now existing or hereafter adopted. Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything in the Premises that will in any way increase the premiums paid by Landlord on its insurance related to the Buildings or which will in any way increase the premiums for fire or casualty insurance carried by other tenants in the Buildings. Tenant will not perform any act or carry on any practices that may injure the Premises or the Buildings that may be a nuisance or menace to other tenants in the Buildings or that shall in any way interfere with the quiet enjoyment of such other tenants. Tenant shall not do anything on the Premises which will overload any existing parking or service to the Premises. In addition to any other remedies Landlord may have for a breach by Tenant of the terms of this Section 3, Landlord shall have the right to evict Tenant from the Premises.

4. TAXES. Tenant shall be liable for all taxes, assessments, license taxes, fees and other charges levied against any leasehold improvements, equipment, inventory, furniture, appliances, personal property and trade fixtures placed by Tenant in the Premises. If any such taxes are levied against Landlord or Landlord’s property, and if Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

5. TENANT’S MAINTENANCE.

a. Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises in good condition and repair, promptly making all necessary repairs and replacements, including but not limited to, foundation, exterior walls, roof, windows, glass and plate glass, doors, any special office entry, interior walls and finish work, floors and floor coverings, downspouts, gutters, heating and air conditioning systems, dock boards, truck doors, dock bumpers, paving, plumbing work and fixtures, termite and pest extermination, regular removal of trash and debris, and keeping the parking areas, driveways, alleys and the whole of the Premises in a clean and sanitary condition.

b. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents, licensees or invitees.

6. ALTERATIONS.

a. Tenant shall not make any alterations, additions or improvements to the Premises (including but not limited to roof and wall penetrations) (collectively “Alterations”) without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion. All Alterations erected by Tenant shall be and remain the property of Tenant during the Term, and shall be removed by Tenant from the Premises prior to Tenant’s vacation of the Premises. Notwithstanding the foregoing, if Landlord so elects prior to the Expiration Date or Tenant’s earlier vacation of the Premises, all such Alterations shall become the property of Landlord, at no cost or expense to Landlord, and shall be delivered to Landlord with the Premises.

b. Tenant may, without the consent of Landlord, but at its own cost and expense and in a good and workmanlike manner, erect such shelves, bins, machinery and trade fixtures within the Premises as it may deem advisable (collectively “Tenant’s Personal Property”), without altering the basic character of the Buildings or improvements and without overloading or damaging the Buildings or improvements, and in each case in compliance with all Laws. All of Tenant’s Personal Property shall be removed by Tenant prior to Tenant’s vacation of the Premises.

c. Upon removal by Tenant of all Alterations, if applicable, and Tenant’s Personal Property, Tenant shall restore the Premises to their original condition, reasonable wear and tear excepted. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the primary structure or structural qualities of the Buildings and other improvements situated within the Premises.

7. NOTICE. As required herein, notice shall be provided to Landlord and Tenant in writing and delivered via hand delivery or by reputable overnight courier service (such as FedEx or UPS) at the addresses below. Notice shall be deemed to be received the day after delivery of such notice, whether or not such day is a business day.

LANDLORD:	TENANT:

The Lower Ranch LLC	1714 Duchess Drive
2612 N. College Drive	Longmont, CO 80501
Durango, CO 81301	Attention: legal@rhinobiotech.com

8. INSPECTION. Landlord and Landlord’s agents and representatives shall have the right to enter and inspect the Premises at any reasonable time during business hours, for the purpose of ascertaining the condition of the Premises, to determine Tenant’s compliance with the terms of this Lease, or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease.

9. UTILITIES. Tenant shall provide, at its sole cost and expense, water, electricity and gas service connections into the Premises and to pay all connection fees therefore. Tenant shall also pay for all water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premises during the Term, together with any taxes, penalties, surcharges or the like pertaining thereto and any maintenance charges for utilities, and shall furnish all electric light bulbs and tubes. Landlord shall in no event be liable for any interruption or failure of utility services at the Premises.

10. ASSIGNMENT AND SUBLETTING. Tenant may not, voluntarily or involuntarily, assign, convey, transfer or mortgage this Lease or sublet the whole or any part of the Premises without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole and absolute discretion.

11. REGULATORY AND LEGISLATIVE REQUIREMENTS.

a. Subject to Section 11.b, either Landlord or Tenant shall have the right to terminate this Lease upon sixty (60) days written notice to the other party in the event that any of the following shall occur (each, a “Termination Event”):

i. The Permitted Use becomes illegal due to any revocation or modification of 7 CFR 990 or any other applicable state or federal law;

ii. The Laws and/or the enforcement of such Laws change such that Tenant cannot operate its business from the Premises;

iii. The Laws significantly impair or materially interfere with Tenant’s use of the Premises; or

iv. The Permitted Use presents a material threat to Landlord’s ownership interest in the Premises, as evidenced by Landlord’s receipt of a letter or similar communication from the state or federal government or other governmental authority threatening seizure, confiscation or other similar impairment of Landlord’s ownership interest in the Premises;

v. provided, however, Tenant shall not have the right to terminate this Lease if an act omission of Tenant or default by Tenant under this Lease, including, without limitation, a violation by Tenant of any Laws caused the Termination Event. Upon any such termination, Tenant shall immediately vacate and surrender the Premises, this Lease shall terminate and the parties shall be released hereunder, except for such obligations that expressly survive the expiration or earlier termination of this Lease. In addition, Tenant shall restore the Premises upon such termination to their condition as of the Commencement Date.

b. Notwithstanding the terms and provisions of Section 11.a, upon the occurrence of any Termination Event which shall make this Lease unlawful in whole or in material part, the parties shall immediately enter into good faith negotiations regarding a lease arrangement which is consistent and in compliance with the Laws and approximates as closely as possible the economic position of the parties hereunder prior to the Termination Event. If the parties are unable to reach an agreement within fifteen (15) days following the occurrence of a Termination Event, then either party may terminate this Lease in accordance with and subject to the terms of Section 11.a.

12. INSURANCE.

a. Tenant, at its sole cost and expense, shall maintain during the Term a policy or policies of worker’s compensation and comprehensive general liability insurance, including personal injury and property damage, with contractual liability endorsement, in the amounts required by Landlord in writing from time to time (“Tenant’s General Liability Insurance”). Tenant may use a combination of primary and umbrella policies to achieve the limits listed above. Tenant, at its sole cost and expense, also shall maintain during the Term, fire and extended coverage property insurance covering (i) the replacement cost of all alterations, additions, partitions and improvements installed or placed on the Property by Tenant and (ii) the replacement cost of all of Tenant’s personal property contained within the Premises or on the Property and (iii) business interruption of Tenant (“Tenant’s Property Insurance”). In the event Tenant intends to or does in fact store, use or handle, Hazardous Materials on the Property, Landlord may require prior to such use, storage or handling, that Tenant obtain pollution legal liability insurance in the minimum amounts required by Landlord in writing from time to time (“Tenant’s Pollution Legal Liability Insurance”) and name Landlord and Landlord’s affiliates as additional insureds. The policies of Tenant’s General Liability Insurance, Tenant’s Property Insurance and Tenant’s Pollution Legal Liability Insurance shall be referred to herein as “Tenant’s Insurance”.

b. Tenant’s General Liability Insurance shall (i) name Landlord and Landlord’s lenders or Landlord’s affiliates’ lenders, asset and property managers, and investors as additional insureds, (ii) be issued by an insurance company with a minimum A.M. Best Rating of A-VIII, (iii) provide that said insurance shall not be canceled unless thirty (30) days prior written notice shall have been given to Landlord, and (iv) provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s coverage under Landlord’s policy shall be deemed excess over and above the coverage provided by Tenant’s policy. Said policy or policies or certificates thereof shall be delivered to Landlord by Tenant before commencement of the Term and upon each renewal of said insurance. If Tenant fails to deliver a policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is cancelled or modified during the Term without Landlord’s prior written consent, Landlord may obtain any of Tenant’s Insurance, in which case Tenant shall reimburse Landlord for the cost of Tenant’s Insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.

c. Tenant will not permit the Property to be used for any purpose or in any manner that would (i) void either Landlord’s or Tenant’s Insurance thereon, (ii) increase Landlord’s or Tenant’s insurance risk or premium, or (iii) cause the disallowance of any sprinkler credits, including without limitation, use of the Premises for the receipt, storage or handling of any product, material or merchandise that is explosive or highly flammable. If any increase in the cost of any insurance obtained by Landlord on the Property is caused by Tenant’s use of the Premises or the Property, or any other activity of Tenant, Tenant’s employees, agents or invitees on the Property, or because Tenant vacates the Property, then Tenant shall promptly pay the amount of such increase to Landlord upon demand.

13. HAZARDOUS MATERIALS.

a. The term “Hazardous Materials,” as used in this Lease shall mean (i) pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use, storage, handling, disposal, transportation or removal of which is regulated, restricted, prohibited or penalized by any Environmental Law, as defined below, including any substance expressly designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any other Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) asbestos, (vi) flammable explosives, (vii) infectious materials, (viii) radioactive materials and (ix) mold. “Environmental Laws” shall mean any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of health or the environment, as currently in effect or hereunder amended or enacted, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Water Act, and any other federal, state or local law, statute, rule, regulation, order or ordinance which imposes liability or standards of conduct, regulates or proscribes the use, storage, disposal, presence, clean-up, transportation or release or threatened release into the environment of Hazardous Materials, and the regulations promulgated in connection with such laws.

b. Tenant shall comply with all Environmental Laws in connection with its use of the Premises and the Property.

c. Without limiting any of the foregoing, Tenant hereby agrees that Tenant will not engage in, allow, permit or suffer the following: (i) any activity on the Property, or any part thereof, that will produce, generate, treat or use any Hazardous Material, except for such activities that are part of the ordinary course for Tenant’s business activities (the “Permitted Activities”) provided said Permitted Activities are conducted in strict compliance with all Environmental Laws and have been approved in advance in writing by Landlord (which approval Landlord may grant or withhold in its sole discretion); (ii) the storage on the Property, or any part thereof, of any Hazardous Materials except for the temporary storage by Tenant in connection with Permitted Activities; (iii) the use of the Property, or any part thereof as a landfill or dump; (iv) the installing of any underground or aboveground tank of any type on the Property, or any part thereof; (v) any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time, may constitute a public or private nuisance or may violate any Environmental Laws; or (vi) bringing any Hazardous Materials onto the Property, or any part thereof, except in accordance with the terms and conditions hereof.

d. If any of (i) through (vi) in subsection c above shall occur, Tenant, at its sole cost and expense, shall promptly take all actions required to immediately (A) remove and properly dispose of any Hazardous Materials, (B) diligently undertake all actions necessary to return the Property to its condition existing prior to such occurrence, and (C) comply with all Environmental Laws. All of Tenant’s actions shall be conducted in strict compliance with all Environmental Laws and at Tenant’s sole cost and expense. Except where urgent action may be required to prevent, mitigate or remediate any releases, spills, or contamination, Tenant shall first obtain Landlord’s written approval of all such actions.

e. Prior to any Hazardous Materials being brought upon or into the Property (including Hazardous Materials in connection with Permitted Activities and storage of Hazardous Materials in connection with Permitted Activities), Tenant will (i) provide to Landlord any applicable material safety data sheets regarding said Hazardous Materials, as well as a written description of the amount of such Hazardous Materials to be brought upon or into the Property and the common and recognized chemical name of such Hazardous Materials, and (ii) obtain, at its sole cost and expense, any permits, pay any fees and provide any testing, monitoring or reporting required by laws, including Environmental Laws, relating to such Hazardous Materials. Tenant shall bear responsibility for insuring that all record keeping, reporting and remediation responsibilities of Tenant under all Environmental Laws are met and Tenant assumes all such responsibility and liability for such legal compliance. Tenant will deliver to Landlord copies of any documents received from, or sent by Tenant to, the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning Tenant’s operations or any Hazardous Materials on the Property.

f. Landlord or Landlord’s representative shall have the right, but not the obligation, to enter the Property for, among other purposes, the purposes of inspecting the storage, use and disposal of any Hazardous Materials and to review compliance with all Environmental Laws. Should it be determined, whether as a result of such inspection or otherwise, in Landlord’s sole opinion, that any Hazardous Materials are being improperly stored, used, or disposed of, or if any of Tenant’s actions or failures to act otherwise have resulted or could reasonably be expected to result in a failure to comply with any Environmental Law, Landlord shall have the right, but not the obligation, to notify Tenant, and upon such notice Tenant shall immediately take such action as required by applicable Environmental Laws. Tenant will provide Landlord written notification of any spill, release or disposal of any Hazardous Material either within the Property or outside of the Property and will also provide Landlord written notice of any pending or threatened litigation concerning the breach or purported breach of any Environmental Laws.

g. If at any time during or after the Term, (i) the Property is found to be contaminated by Hazardous Materials arising from or as a result of Tenant’s action or failure to act (whether in whole or in part), or Tenant, or its agents, employees, invitees, assigns or subtenant’s use of the Property or any Hazardous Materials, or (ii) Tenant otherwise breaches any of its obligations under this Section 13, Tenant shall indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages, fines, reimbursement, restitution, losses (including diminution in value of the Property, damages for the loss or restriction on the use of rentable or usable space or of any adverse impact on marketing of space on the Property, and sums paid in settlement of claims, attorneys’ fees, laboratory fees, consultant fees and expert fees), remediation costs, restoration costs, response costs, cleanup costs and other obligations.

14. CASUALTY AND CONDEMNATION. If any part of the Premises is damaged or destroyed by fire or other casualty, Tenant shall immediately give written notice to Landlord (“Tenant’s Damage Notice”). If the Landlord determines, in its reasonable discretion, that it will take longer than 90 days to repair the damage or destruction to the Premises, then either party may thereafter terminate this Lease by providing written notice of such termination to the other party hereto within thirty (30) days after the date of Tenant’s Damage Notice (the “Casualty Termination Date”), in which event both parties shall be released from all further obligations or liabilities hereunder except those that expressly survive such termination. If neither party terminates this Lease on or before the Casualty Termination Date, or if the damage or destruction will take less than 90 days to repair, as determined by Landlord in its reasonable discretion, this Lease shall continue in full force and effect, and subject to the terms of any mortgage or deed of trust encumbering the Property, Force Majeure (as defined herein), receipt of insurance proceeds and receipt of municipal approvals and permits, Landlord shall rebuild the Premises to substantially the same condition that it was in prior to the occurrence of the casualty.

15. CONDEMNATION. If the whole or any substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof (each a “Taking”), such that Landlord is unable to restore the Premises within 90 days after the date of such Taking, as determined by Landlord in its reasonable discretion, this Lease shall terminate and the Base Rent shall be abated during the unexpired portion of the Term, effective when the physical taking of the Premises shall occur. If a Taking occurs with respect to a portion of the Premises, and Landlord is able to restore the Premises within 90 days after the date of such Taking, as determined by Landlord in its reasonable discretion, this Lease shall not terminate but the Base Rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances, and subject to the terms of any mortgage or deed of trust encumbering the Property, Force Majeure (as defined in herein), receipt of condemnation proceeds and receipt of municipal approvals and permits, Landlord shall restore the Premises to a complete unit of like quality and character as existed prior to such Taking. In the event of any such Taking, Landlord shall be entitled to receive the entire award. Tenant shall be entitled to make a claim in any condemnation proceedings which does not reduce the amount of Landlord’s award, for the value of any furniture, furnishings and fixtures installed by and at the sole expense of Tenant.

16. RELEASE AND INDEMNIFICATION. Landlord shall not be liable to Tenant or Tenant’s employees, agents, servants, guests, invitees or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises, resulting from or caused in part or whole by (i) the actions or omissions of Tenant, its employees, agents, servants, guests, invitees or visitors, or of any other person entering upon the Premises, or (ii) the Buildings and improvements located on the Premises becoming out of repair, or (iii) leakage of gas, oil, water or steam or by electricity emanating from the Premises, or (iv) any other cause whatsoever. Tenant hereby covenants and agrees that it will at all times indemnify and hold safe and harmless the Property, the Landlord (including the trustee and beneficiaries if Landlord is a trust), Landlord’s affiliates, Landlord’s employees, agents, servants, guests, invitees, and visitors from any losses, liabilities, claims, suits, costs, expenses, including attorneys’ fees and damages, both real and alleged, arising out of any such damage or injury.

17. INTENTIONALLY OMITTED.

18. QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the Rent and performing its other covenants and obligations herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance from Landlord, subject to the terms and provisions of this Lease.

19. EVENTS OF DEFAULT. The following events shall be deemed to be events of default by Tenant under this Lease:

a. Tenant shall fail to pay any installment of the Rent when due, or make any other payments required to be made hereunder when due, and such failure shall continue for a period of five (5) days from the date such payment was due.

b. Tenant shall fail to comply with any term, provision or covenant of this Lease (other than as set forth above), and shall not cure such failure within ten (10) days after dispatch of written notice thereof to Tenant.

c. There shall occur an event of default pursuant to the terms of that certain Promissory Note dated on or around the date hereof, between Eurasia Energy Ltd., as Maker, in favor of Ron D. Guffey.

20. REMEDIES. Upon the occurrence of any such events of default described in Paragraph 19 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever.

a. Landlord may accelerate all Rent payments due hereunder which shall then become immediately due and payable.

b. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim of damages therefor, and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise.

c. Enter upon and take possession of the Premises, without terminating this Lease, and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor, and relet the Premises for such terms ending before, on or after the Expiration Date, at such rent and upon such other conditions (including concessions and prior occupancy periods) as Landlord in its sole discretion may determine, and receive the rent therefor; and Tenant agrees to pay to the Landlord on demand any deficiency that may arise by reason of such reletting. Landlord shall have no obligation to relet the Premises or any part thereof and shall not be liable for refusal or failure to relet or in the event of reletting for refusal or failure to collect any rent due upon such reletting. In the event Landlord is successful in reletting the Premises at a rent in excess of that agreed to be paid by Tenant pursuant to the terms of this Lease, Landlord and Tenant each mutually agree that Tenant shall not be entitled, under any circumstances, to such excess rent, and Tenant does hereby specifically waive any claim to such excess rent.

d. Enter upon the Premises, by force if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, whether caused by the negligence of Landlord or otherwise.

e. Whether or not Landlord retakes possession of or relets the Premises, Landlord shall have the right to recover unpaid Rent and all damages caused by Tenant’s default, including attorneys’ fees. Damages shall include, but shall not be limited to, all lost Rent, all legal expenses and other related costs incurred by Landlord following Tenant’s default, all costs incurred by Landlord in restoring the Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Premises for reletting, all costs (including any brokerage commissions and the value of Landlord’s time) incurred by Landlord in connection with such default, plus interest thereon from the date of expenditure (in the case of a reimbursement owing by Tenant to Landlord hereunder), or from the date due (in the case of any installment of Rent or other payment owing by Tenant to Landlord hereunder other than a reimbursement) until fully repaid at the rate of eighteen percent (18%) per annum.

f. In the event Tenant fails to pay any installment of Rent or other charges hereunder as and when such installment is due, to help defray the additional cost to Landlord for processing such late payments, Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such installment; and the failure to pay such late charge within five (5) days after demand therefor shall be an event of default hereunder. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

g. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, such remedies being cumulative and non-exclusive, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by Landlord or its agents during the Term hereby granted shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid unless in writing signed by Landlord. No waiver or forbearance by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of the payment of Rent or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing.

21. INTENTIONALLY DELETED.

22. MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgages and deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon, provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage.

23. MECHANICS LIENS. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or to offset the Rent for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from and against any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease.

24. EXCULPATION. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor to Landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the equity interest of Landlord in and to the Premises, Landlord shall not have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant hereby waives and releases any and all personal liability and recourse against any officer, director, employee, trustee, member, investment manager or agent of Tenant under or in connection with this Lease. The limitations of liability provided in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument.

25. BROKERAGE; AGENCY DISCLOSURE. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no other broker, agent or other person brought about this transaction. Tenant further indemnifies and holds Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to any subsequent modification, extension, expansion of the Premises or other change in the terms of this Lease. The provisions of this Paragraph shall survive the termination of this Lease.

26. ATTORNEYS’ FEES, COSTS. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of any sums due under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or eviction of Tenant during said term or after the expiration thereof, the substantially prevailing party shall be entitled to reasonable attorneys’ fees and all costs incurred in connection therewith, including the fees of accountants, appraisers and other professionals, whether at trial, on appeal or without resort to suit.

27. MISCELLANEOUS.

a. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Words of inclusion in this Lease, such as “including” or “includes,” shall not, unless the context makes explicit, imply exclusion and shall mean “including (or includes as the context requires), but is not limited to.”

b. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of it rights and obligations under this Lease. Tenant agrees to furnish to Landlord, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Lease.

c. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

d. Tenant agrees from time to time within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which Rent has been paid, the unexpired Term and such other matters pertaining to this Lease as may be requested by Landlord. It is understood and agreed that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease.

e. Tenant agrees from time to time within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, copies of Tenant’s then-current financial statements and balance sheet in reasonable detail.

f. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties hereto that the remainder of the Term shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

g. All references in this Lease to “the date hereof” or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

h. All exhibits and addenda attached hereto shall be incorporated into and made a part of this Lease.

[signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

The Lower Ranch LLC,
a Colorado limited liability company

By:	/s/ Ronnie Dale Guffey
Name:	Ronnie Dale Guffey
Title:	Sole Member

TENANT:

Eurasia Energy Ltd.,
a corporation formed under the laws of the British West Indies

By:	/s/ Marilyn Giulia Roosevelt
Name:	Marilyn Giulia Roosevelt
Title:	Director (Duly Authorized)